Exhibit 10.1

AMENDMENT TO THE COMPANY’S 2013 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES
OF COMMON STOCK AUTHORIZED FOR ISSUANCE THEREUNDER

1. Section 3(a) of the 2013 Plan is hereby replaced in its entirety so that such section reads as follows:

3. STOCK SUBJECT TO THE PLAN

(a) Subject to the provisions of Section 12 below, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including Incentive Stock Options) is Eleven Million Five Hundred Thirty-Three Thousand Three Hundred Thirty-Three (11,533,333) Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

2. Section 6(g) of the 2013 Plan is hereby replaced in its entirety so that such section reads as follows:

6. TERMS AND CONDITIONS OF AWARDS

(g) Individual Option and SAR Limit. The maximum number of Shares with respect to which Options and SARs may be granted to any Grantee in any calendar year shall be One Million (1,000,000) Shares. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 12 below. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitations with respect to a Grantee, if any Option or SAR is canceled, the canceled Option or SAR shall continue to count against the maximum number of Shares with respect to which Options and SARs may be granted to the Grantee. For this purpose, the repricing of an Option (or in the case of an SAR, the base amount on which the stock appreciation is calculated is reduced to reflect a reduction in the Fair Market Value of the Common Stock) shall be treated as the cancellation of the existing Option or SAR and the grant of a new Option or SAR.